Exhibit 99.1

Century Aluminum Reports Third Quarter 2011 Results
MONTEREY, CA. October 25, 2011 -- Century Aluminum Company (NASDAQ:CENX) reported a net loss of $6.6 million ($0.07 per basic and diluted share) for the third quarter of 2011.  Financial results were positively impacted by a mark-to-market gain on forward contracts of $4.2 million related primarily to aluminum put options. Cost of sales for the quarter included a $13.5 million charge for lower of cost or market inventory adjustments.

In the third quarter of 2010, the company reported a net loss of $16.8 million ($0.18 per basic and diluted share).  Reported results were negatively impacted by a mark-to-market loss on forward contracts of $12.1 million related primarily to aluminum put options and positively impacted by a $1.4 million tax benefit related to the release of tax reserves no longer required. Cost of sales for the quarter included a $15.8 million charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements and a $7.3 million benefit for lower of cost or market inventory adjustments.

Sales in the third quarter of 2011 were $345.6 million, compared with $279.2 million in the third quarter of 2010.  Shipments of primary aluminum for the quarter totaled 150,832 tonnes compared with 147,216 tonnes in the year-ago quarter.

For the first nine months of 2011, the company reported net income of $42.4 million ($0.42 per basic and diluted share).  These results were negatively impacted by a $7.7 million charge related to the contractual impact of the recent changes in the Company's Board of Directors and the executive management team; a charge of $2.9 million related to an insurance receivable; a loss on forward contracts of $2.3 million, related primarily to the marking to market of aluminum put options; and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased nine month results by $18.3 million with an associated discrete tax benefit of $4.2 million. Cost of sales included an $8.6 million charge related to the restart of a curtailed potline at the Hawesville, KY smelter and a $13.5 million charge for lower of cost or market inventory adjustments. For the first nine months of 2010, the company reported a net loss of $5.3 million ($0.06 per basic and diluted share).  Prior year results were negatively impacted by a mark-to-market loss on forward contracts of $4.8 million related primarily to aluminum put options. Cost of sales for the 2010 nine month period included a $47.3 million charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements and a $0.3 million benefit for lower of cost or market inventory adjustments.

Sales in the first nine months of 2011 were $1,038.3 million compared with $852.4 million in the same period of 2010.  Shipments of primary aluminum for the first nine months of 2011 were 446,493 tonnes compared with 436,472 tonnes for the comparable 2010 period.

“The events of the last two months, and their impact on our industry, remind us all of the volatility of the world in which we live,” commented Logan W. Kruger, President and Chief Executive Officer.  “Clearly, the risk remains that the significant problems facing sovereigns and financial institutions could more substantially influence economic conditions in both developed and emerging economies.  That said, we continue to see reasonably good business conditions in our markets.  The relative difficulty in obtaining supplies of near-term metal, driven by a number of factors, continues to support attractive premiums in most regions.  While the commodity price has fallen, it is supported by the rising cost of production being experienced by all industry participants.

 “During the quarter, we continued on a steady pace to return the Hawesville smelter to stable operations,” added Mr. Kruger.  “We expect these efforts will produce improvement in production and shipments in the fourth quarter.  Grundartangi’s performance has been excellent, with record production and strong safety results and operating efficiencies.  All of our businesses continue to manage through the increases we are seeing in the costs of electric power and raw materials, specifically carbon.  Lastly, discussions continued in several key areas of the Helguvik project, and we are awaiting a decision from the arbitration panel regarding our contractual dispute with one of the power suppliers.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)	831-642-9364
Shelly Lair (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements, including, without limitation, declines in aluminum prices or increases in our operating costs; deterioration of global or local financial and economic conditions; increases in global aluminum inventories and the addition of additional global aluminum production capacity; additional delays in the completion of our Helguvik, Iceland smelter, including delays or other changes in our ability to secure a reliable power supply; and our ability to successfully manage and/or improve performance at each of our operating smelters.  Forward-looking statements in this press release include, without limitation, statements regarding future market and economic conditions, including the continuance of supply and cost trends in the aluminum market, our ability to successfully remedy production issues at our Hawesville facility and improve its production and shipment levels; and the ultimate outcome of our arbitration with one of the power suppliers to our Helguvik facility.  More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
NET SALES:
Third-party customers	$202,598	$174,339	$598,001	$550,316
Related parties	143,048	104,839	440,259	302,104
	345,646	279,178	1,038,260	852,420

COST OF GOODS SOLD	334,322	263,409	935,106	781,159

GROSS PROFIT	11,324	15,769	103,154	71,261

OTHER OPERATING EXPENSES (INCOME) – NET	2,659	3,096	(8,430)	12,205
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,950	12,486	37,116	35,701

OPERATING INCOME	715	187	74,468	23,355

INTEREST EXPENSE – THIRD PARTY - NET	(5,914)	(6,287)	(18,857)	(18,839)
INTEREST INCOME – RELATED PARTY	59	113	242	333
NET GAIN (LOSS) ON FORWARD CONTRACTS	4,163	(12,136)	(2,263)	(4,814)
OTHER INCOME (EXPENSE) – NET	(1,143)	(417)	(1,598)	221
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(2,120)	(18,540)	51,992	256

INCOME TAX EXPENSE (BENEFIT)	(5,387)	570	(12,146)	(8,330)

INCOME (LOSS) BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	(7,507)	(17,970)	39,846	(8,074)

EQUITY IN EARNINGS OF JOINT VENTURES	907	1,183	2,586	2,765

NET INCOME (LOSS)	$(6,600)	$(16,787)	$42,432	$(5,309)

Net Income (Loss) Allocated to Common Shareholders	$(6,600)	$(16,787)	$39,003	$(5,309)

EARNINGS (LOSS) PER COMMON SHARE
Basic and Diluted	$(0.07)	$(0.18)	$0.42	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	92,032	92,738	92,697	92,654
Diluted	92,032	92,738	93,097	92,654

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$216,395	$304,296
Restricted cash	-	3,673
Accounts receivable – net	52,067	43,903
Due from affiliates	47,352	51,006
Inventories	165,714	155,908
Prepaid and other current assets	56,991	18,292
Total current assets	538,519	577,078
Property, plant and equipment – net	1,224,319	1,256,970
Due from affiliates – less current portion	-	6,054
Other assets	100,832	82,954
Total	$1,863,670	$1,923,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$84,850	$88,004
Due to affiliates	44,905	45,381
Accrued and other current liabilities	58,704	41,495
Accrued employee benefits costs – current portion	16,731	26,682
Convertible senior notes	-	45,483
Industrial revenue bonds	7,815	7,815
Total current liabilities	213,005	254,860

Senior notes payable	249,256	248,530
Accrued pension benefits costs – less current portion	35,963	37,795
Accrued postretirement benefits costs – less current portion	105,767	103,744
Other liabilities	40,739	37,612
Deferred taxes	85,971	85,999
Total noncurrent liabilities	517,696	513,680

Shareholders’ Equity:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,730 and 82,515 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,228,026 shares issued and 89,602,808 outstanding as of September 30, 2011; 92,771,864 shares issued and outstanding as of December 31, 2010)	932	928
Additional paid-in capital	2,506,655	2,503,907
Treasury stock, at cost	(38,806)	-
Accumulated other comprehensive loss	(77,901)	(49,976)
Accumulated deficit	(1,257,912)	(1,300,344)
Total shareholders’ equity	1,132,969	1,154,516
Total	$1,863,670	$1,923,056

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine months ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$42,432	$(5,309)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net loss on forward contracts	1,643	4,456
Realized benefit of contractual receivable	-	47,323
Accrued and other plant curtailment costs – net	(15,023)	(3,305)
Lower of cost or market inventory adjustment	13,463	(301)
Depreciation and amortization	46,579	47,313
Debt discount amortization	1,601	2,339
Deferred income taxes	-	9,949
Pension and other postretirement benefits	(30,768)	11,918
Stock-based compensation	2,670	3,092
Loss (gain) on disposal of assets	763	(503)
Non-cash loss on early extinguishment and modification of debt	763	-
Undistributed earnings of joint ventures	(2,586)	(2,765)
Change in operating assets and liabilities:
Accounts receivable - net	(8,164)	(1,273)
Due from affiliates	6,602	(20,334)
Inventories	(23,269)	(7,748)
Prepaid and other current assets	(37,905)	16,556
Accounts payable, trade	(2,783)	(1,306)
Due to affiliates	(476)	4,880
Accrued and other current liabilities	17,071	2,818
Other – net	(1,519)	(7,468)
Net cash provided by operating activities	11,094	100,332

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(10,868)	(5,378)
Nordural expansion	(10,335)	(15,099)
Investments in and advances to joint ventures	(13)	(32)
Payment received on advances from joint ventures	3,056	-
Proceeds from sale of property, plant and equipment	1,471	808
Restricted and other cash deposits	3,673	(13,645)
Net cash used in investing activities	(13,016)	(33,346)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(47,067)	-
Repayment of contingent obligation	(189)	-
Borrowing under revolving credit facility	15,900	-
Repayment under revolving credit facility	(15,900)	-
Repurchase of common stock	(38,806)	-
Issuance of common stock – net	83	23
Net cash provided by (used in) financing activities	(85,979)	23

CHANGE IN CASH AND CASH EQUIVALENTS	(87,901)	67,009

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	304,296	198,234

CASH AND CASH EQUIVALENTS, END OF PERIOD	$216,395	$265,243

Century Aluminum Company
Selected Operating Data
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2011
3rd Quarter	82,236	181,299	$1.19	68,596	151,229	$129,369
2nd Quarter	84,509	186,310	1.26	66,974	147,652	132,113
1st Quarter	80,479	177,426	1.17	63,699	140,432	117,658
Year to Date	247,224	545,035	$1.21	199,269	439,313	$379,140

2010
3rd Quarter	81,693	180,102	$0.99	65,523	144,454	$100,231
2nd Quarter	76,521	168,700	1.04	68,058	150,043	112,523
1st Quarter	76,653	168,990	1.04	68,024	149,968	109,659
Year to Date	234,867	517,792	$1.02	201,605	444,465	$322.413

(1)	Does not include Toll shipments from Nordural Grundartangi